Exhibit (g)(i)

REINSURANCE AGREEMENT

NUMBER 3001

Between

The Guardian Insurance & Annuity Company, Inc.

Wilmington, Delaware

and

The Guardian Life Insurance Company of America

New York, New York

Reinsurance Agreement

Specifications Page

Ceding Company:	The Guardian Insurance & Annuity Company, Inc.

Reinsurer:	The Guardian Life Insurance Company of America

Treaty Number:	3001

Effective Date:	Issues of 9/1/95 or later

Type of Business:	Variable Life, Variable Universal Life and associated riders

Reporting:	Self Administered

Plan of Reinsurance:	Coinsurance/Modified Coinsurance

Limit Per Life:	90% of each policy

Jumbo Limit:	$15,000,000 at most ages. Refer to Exhibit C.

Minimum Cession:	No minimum

Premium Tax:	Not reimbursed

Recapture:	After 10 policy years.

In the event of any conflict between this Specifications Page and the terms of the Reinsurance Treaty, the terms and conditions of the Treaty shall govern.

REVISION 3 - effective 1/1/98

Table of Contents

Article	Title	Page
I	Reinsurance Coverage	1
II	Facultative Submissions	1
III	Company Data	2
IV	Liability	2
V	Plan of Insurance	2
VI	Minimum Amounts	2
VII	Premiums and Allowances	3
VIII	Payments of Premiums	3
IX	Policy Changes, Reductions Terminations	3
X	Reinstatements	4
XI	Changes in Retention and Recapture	4
XII	Settlement of Claims	5
XIII	Premium Tax Credit	6
XIV	Experience Refund	6
XV	Offset	6
XVI	DAC Tax	7
XVII	Oversights	7
XVIII	Insolvency	8
XIX	Assignment of Reinsurance	8
XX	Arbitration	9
XXI	Inspection of Records	9
XXII	Parties to the Agreement	10
XXIII	Agreement	10
XXIV	Duration of Agreement	10
XXV	Execution of Agreement	10

Exhibit	Title
A	Plans Covered under this Agreement
B	Retention Schedule
C	Automatic & Jumbo Limits
D	Allowance Schedule
E	Modified Coinsurance Reserve Adjustment
F	Reporting Requirements

This is an agreement between The Guardian Insurance & Annuity Company, Inc., a corporation organized under the laws of the State of Delaware, hereafter referred to as the “ceding company” and The Guardian Life Insurance Company of America, a corporation organized under the laws of the State of New York, hereafter referred to as The Guardian.

Article I: Reinsurance Coverage

The excess of Individual Life Insurance and Waiver of Premium benefits issued directly by the ceding company on plans listed in Exhibit A shall be reinsured with The Guardian.

The ceding company can automatically bind The Guardian under the following conditions:

1.	The ceding company retains its maximum retention as shown in Exhibit B.

2.	The total amount of reinsurance ceded on a life by the ceding company to The Guardian is not in excess of the amounts shown in Exhibit C.

3.	The amount of life insurance in force plus the amount currently being applied for on that life in all companies does not exceed the jumbo limit set forth in Exhibit C.

4.	The substandard mortality rating does not exceed 500% or its equivalent on an extra premium basis.

5.	The risk has not been submitted to another reinsurer facultatively.

6.	The life insurance was issued in accordance with the ceding company’s normal underwriting rules and practices.

7.	The risk is not a replacement or conversion of a policy reinsured facultatively with another reinsurer, unless such reinsurer has released all such covered risk.

If a risk cannot be ceded automatically under the terms of this agreement the ceding company may submit the risk to The Guardian on a facultative basis.

Article II: Facultative Submissions

When the ceding company submits a risk to The Guardian on a facultative basis, copies of the original application, all medical examinations, microscopical reports, inspection reports and all other information the ceding company may have pertaining to the insurability of the risk shall accompany the application.

The Guardian shall notify the ceding company of its decision on the risk as soon as possible.

The Guardian shall have no liability on facultative submissions unless the ceding company has accepted The Guardian’s reinsurance offer.

Article III: Company Data

The ceding company agrees to keep The Guardian informed of the identity and terms of its policies, riders, and contracts reinsured under this Agreement by furnishing The Guardian with copies of its application forms, policy forms, supplementary agreements, rate books, plan codes, reserve tables and other materials relevant to the coverage reinsured.

Further, the ceding company agrees to furnish The Guardian with all underwriting manuals or criteria, requirements, and retention schedules affecting reinsurance ceded and to keep The Guardian fully informed of all subsequent changes to said material.

Article IV: Liability

When the ceding company is liable under the conditions of a policy or contract, The Guardian’s liability shall follow to the extent of the reinsurance effected. In the case of facultative submissions the ceding company must have accepted The Guardian’s offer during the lifetime of the insured.

Reinsurance shall be in force and binding on The Guardian as long as (a) the issuance of insurance by the ceding company constituted the doing of business in a jurisdiction in which the ceding company was properly licensed and (b) the reinsurance premiums continued to be paid in accordance with this agreement.

Article V: Plan of Insurance

The reinsurance shall be on a Modified Coinsurance basis in accordance with the provisions of the original forms submitted to The Guardian and issued by the ceding company.

The ceding company shall pay The Guardian monthly premiums net of allowances.

The Guardian shall reimburse the ceding company for its share of surrender, death and disability claims.

A modified coinsurance reserve adjustment shall be computed as specified in Exhibit E.

The ceding company shall take a reserve credit and The Guardian shall hold a mirror reserve for miscellaneous general account reserves for this business. Miscellaneous reserves are reserves not included in the Modified Coinsurance Reserve Adjustment.

Article VI: Minimum Amounts

Amounts of reinsurance less than the minimum cession amount on the Specifications Page shall not be ceded or kept in force under this agreement.

Article VII: Premiums and Allowances

The reinsurance base premium rate shall equal the reinsurance share of the premiums collected on the business covered under this treaty.

The reinsurance premium for the Waiver of Premium benefit shall be the proportionate share of the ceding company’s disability premium less the following percentages of premium discount: 75% in the first year and 10% in renewal years.

The allowances for the base plan are described in Exhibit D.

Article VIII: Payment of Premiums

The reinsurance premiums are payable monthly. The first monthly premium is due within 45 days after the end of the month of issue. The renewal monthly premiums are due and payable within 15 days following the end of each month. The ceding company shall submit monthly reports on new business, first year renewals, regular renewals, changes, terminations and reinstatements. These reports should be in substantial accord with the reporting requirements in Exhibit F.

In the event of non-payment of any reinsurance premiums when due, The Guardian’s liability shall continue. However, The Guardian shall have the right to terminate reinsurance coverage for in force business, but only after it has given three months notice in writing of its intention to terminate coverage and only if reinsurance premiums remain unpaid. Such termination cannot be made if an Order of Liquidation of the ceding company is in effect.

Any reinsurance which has terminated for nonpayment of premiums may be reinstated within 60 days of the termination date upon payment of all overdue premiums with interest. Interest will be calculated using the 13 week Treasury bill rate reported in the “Money Rates” section of the Wall Street Journal or a comparable publication. The interest rate will be the rate reported on the last working day of the calendar month prior to the date of reinstatement.

However, The Guardian will have no liability in connection with any claim incurred between the date of termination and the date of reinstatement of reinsurance.

Article IX: Policy Changes, Reductions, Terminations

Whenever a change is made in the status, plan, amount or other material feature of the policy issued by the ceding company, The Guardian shall upon notification of the change, provide appropriately adjusted reinsurance coverage.

Conversions will be covered under the reinsurance treaty between the ceding company and The Guardian which provides reinsurance on the policy form issued.

No reduction in policy rating may be made on facultatively reinsured business without the consent of The Guardian.

If the amount of insurance is increased, the increase will be considered as new reinsurance under this Agreement with appropriate underwriting evidence provided.

If the original policy lapses and extended term insurance or reduced paid-up insurance is granted under the terms of the policy, The Guardian shall reinsure the adjusted amount of reinsurance and accept appropriately adjusted reinsurance premiums calculated in the same manner as on the original reinsurance. The Guardian shall not provide coverage for extended term insurance on policies issued at substandard ratings greater than 150% of standard or the equivalent in flat extra premium unless The Guardian specifically agrees in advance to do so.

Upon lapse, death or other termination of a cession, The Guardian shall refund any unearned premiums.

Article X: Reinstatements

If a policy which has lapsed for nonpayment of premium is reinstated in accordance with its terms and with ceding company rules, The Guardian shall, upon notification of policy reinstatement, reinstate the pre-existing reinsurance coverage. Upon reinstatement of the reinsurance coverage, the ceding company shall pay the reinsurance premiums in arrears with interest at the same rate as the ceding company receives under its policy.

Article XI: Changes in Retention and Recapture

Whenever the ceding company changes its limits of retention, it shall promptly inform The Guardian and The Guardian shall update Exhibit B to show the new limits. If the ceding company increases its retention limits, it shall have the option of applying the increase in retention limits to existing reinsurance and reducing the reinsurance in force in accordance with the following rules:

1.	The ceding company shall give The Guardian written notice of its intention to apply the new limits of retention to existing business.

2.	The reduction in reinsurance shall be made on the next anniversary of each policy affected. However, no reduction shall be made until the reinsurance on the policy has been in force for at least 10 years.

3.	All eligible policies shall be recaptured unless there is mutual agreement to the contrary expressed in writing.

4.	No reduction shall be made in the reinsurance on any life unless the ceding company retained its maximum retention limit for the plan, age and mortality rating at the time the policy was issued. If any reinsurance is recaptured following a retention increase, all reinsurance which is subject to recapture under these provisions must be similarly recaptured.

5.	In determining the new retention for a particular policy, the age and rating at issue should be used. On conversions the issue date of the original policy should be used.

6.	If at the time of recapture the risk is an active claim for Waiver of Premium Disability, the Life risk shall still be considered eligible for recapture. However, the Disability reinsurance shall remain in force until such time as the policy is returned to a premium paying status. The Disability risk shall be recaptured upon such return to premium paying status. However, if within two years of said recapture the Waiver of Premium claim is resumed due to an extension of the initial disablement The Guardian shall be liable for payment of its share of premiums waived by the ceding company subject to collection of Disability premiums on The Guardian’s share of the risk for the period in which the policy was in a premium paying status.

7.	The ceding company shall not be required to recapture a policy if to do so would put the ceding company over its retention.

In the event the ceding company overlooks any reductions or cancellations of reinsurance which should be made on account of an increase in its retention limits, the acceptance by The Guardian of reinsurance premiums after the effective dates of the reductions or cancellations shall not constitute or determine a liability on the part of The Guardian for such reinsurance, and The Guardian shall be liable only for a credit of the premiums so received, without interest.

Article XII: Settlement of Claims

The ceding company shall promptly notify The Guardian of any claim submitted on a policy reinsured under this agreement.

The Guardian’s liability to the ceding company for reinsurance benefits shall follow the ceding company’s liability for such benefits under the terms of its policies. However, The Guardian shall pay death claims in one lump sum regardless of the mode of settlement provided in the policy. The Guardian may pay disability waiver of premium claims according to the mode of payment used by the ceding company.

The Guardian shall abide the issue as it is settled by the ceding company and shall pay the amount of reinsurance in effect when the ceding company settles with the claimant, including any required interest from date of death to date of payment, subject only to the limitations set forth in paragraphs 1 through 3 following:

1.	In every case of loss, copies of proofs obtained by the ceding company shall be taken as sufficient. Unless agreed otherwise, all contestable claims will be routinely investigated. Copies of all proofs of loss, underwriting papers and any investigation shall be furnished to The Guardian upon request.

2.	The ceding company shall consult with The Guardian before making an admission of liability on any contestable claim on which the ceding company retains less than its full retention.

3.	Any claim may be contested or compromised by the ceding company. The Guardian may choose not to participate in contesting a claim, and if it so chooses, it shall pay the full amount of the reinsurance at once. If The Guardian joins the ceding company in a contest or compromise which results in a reduced claim settlement, then the ceding company and The Guardian shall participate in proportion to their respective liabilities before the reduction. If The Guardian has given written consent to participate in defending or investigating a claim or in taking up or rescinding a policy reinsured under this Agreement, any unusual expenses incurred by the ceding company (aside from routine investigations and other incidental claims settlement expenses) shall be shared in the same proportion.

In the event of an increase or decrease in the amount of the ceding company’s insurance on any policy reinsured hereunder because of a misstatement of age or sex or other status which is established after the death of the Insured, the ceding company and The Guardian shall share in the change in amount in proportion to their respective net liabilities prior to the increase or decrease. The death benefit shall be recalculated using premiums at the correct age and sex.

The Guardian shall not participate in punitive or exemplary damages assessed against the ceding company.

Article XIII: Premium Tax Credit

The Guardian shall not reimburse the ceding company for premium taxes on reinsurance premiums paid The Guardian.

Article XIV: Experience Refund

The business reinsured under this contract shall not be eligible for an experience refund.

Article XV: Offset

The ceding company and The Guardian shall have the right to offset any balance due from one party to the other party under this contract. If either party is then under formal insolvency proceedings, this right of offset shall be subject to the laws of the state exercising primary jurisdiction over such proceedings.

Article XVI: DAC Tax

The ceding company and The Guardian hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective for 1995 and for all subsequent taxable years for which this agreement remains in effect.

1.	The term “party” will refer to either the ceding company or The Guardian as appropriate.

2.	The terms used in this Article are defined by reference to Regulation 1.848-2 in effect December 1992.

3.	The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this agreement without regard to the general deductions limitation of Section 848(c)(1).

4.	Both parties agree to exchange information pertaining to the amount of net consideration under this agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

5.	The ceding company will submit a schedule to The Guardian by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement stating that the ceding company report such net consideration in its tax return for the preceding calendar year.

6.	The Guardian may contest such calculation by providing an alternative calculation to the ceding company by June 1. If The Guardian does not so notify the ceding company, the ceding company will report the net consideration as determined by the ceding company in the ceding company’s tax return for the previous calendar year.

7.	If The Guardian contests the ceding company’s calculation of the net considerations, the parties will act in good faith to reach an agreement as to the correct amount by July 1. When the ceding company and The Guardian reach agreement on an amount of the net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

The Guardian and the ceding company represent and warrant that they are subject to U.S. taxation under Subchapter L of Chapter 1 of the Internal Revenue Code.

Article XVII: Oversights

Error and omissions of an accidental or unintentional nature shall be corrected and both parties shall be restored to the positions they would have occupied had no such errors or omissions occurred.

Article XVIII: Insolvency

In the event of the insolvency of the ceding company, payments due the ceding company on all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by The Guardian directly to the ceding company or to its liquidator, receiver, or statutory successor on the basis of the liability of the ceding company under the policy or policies reinsured without diminution because of insolvency of the ceding company.

It is understood, however, that in the event of insolvency of the ceding company, The Guardian shall be given written notice of the pendency of a claim against the insolvent ceding company on a policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of such claim, The Guardian may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the ceding company or its liquidator or receiver or statutory successor.

It is further understood that the expense thus incurred by The Guardian shall be chargeable, subject to a court approval, against the insolvent ceding company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the ceding company solely as a result of the defense undertaken by The Guardian. Where two or more assuming reinsurers participate in the same claim and a majority in interest elect to interpose a defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the ceding company.

In the event of the insolvency of The Guardian, as determined by the New York State Insurance Department, all reinsurance ceded under this agreement may be immediately recaptured in full by the ceding company without penalty. The Guardian shall remain liable for the payment of any claim which had occurred prior to the date of cancellation whether or not due proof of such claim had actually been received.

Article XIX: Assignment of Reinsurance

If either the ceding company or The Guardian proposes to sell, assumption reinsure or otherwise assist in the transfer of the policies or risks that are reinsured under this Agreement to any third party, it shall require that the third party agree in writing to an assignment of all rights and obligations of the ceding company or The Guardian under this Agreement. Either party may object to any assignment that would result in a material adverse economic impact to that party. If The Guardian objects to an assignment on this basis by the ceding company, the ceding company and The Guardian shall mutually agree on a termination charge which shall be paid by the ceding company to The Guardian. If the ceding company objects to an assignment on this basis by The Guardian, the ceding company may have the option to terminate the reinsurance effective the date of such assignment without a termination charge.

Article XX: Arbitration

In the event of any disputes or differences arising hereafter between the contracting parties with reference to any transaction arising from or relating in any way to this Agreement on which agreement between the parties hereto cannot be reached, the same shall be decided by arbitration. The following procedures apply:

1.	Three arbitrators will decide any dispute or difference. The arbitrators must be disinterested officers or retired officers of life insurance or life reinsurance companies other than the two parties to the Agreement or their affiliates. Each of the contracting companies agrees to appoint one of the arbitrators with the third, the “Umpire”, to be chosen by the other arbitrators. In the event that either party should fail to choose an arbitrator within 30 days following a written request by the other party to do so, the requesting party may choose an Umpire before entering upon arbitration. In the event that the two arbitrators shall not be able to agree on the choice of the Umpire within 30 days following their appointment, each arbitrator shall nominate five candidates within 10 days thereafter, four of whom the other shall decline, and the Umpire shall be chosen by the President of the American Arbitration Association.

2.	The arbitrators shall consider customary and standard practices in the life reinsurance business. They shall decide by a majority vote of the arbitrators. There shall be no appeal from their written decision. Judgement may be entered on the decision of the arbitrators by any court having jurisdiction.

3.	Each party shall bear the expense of its own arbitrator and outside attorney fees, and shall jointly and equally bear with the other party the expense of the third arbitrator.

4.	Any arbitration instituted pursuant to this Article shall be held in New York, New York and the laws of the State of New York and, to the extent applicable, the Federal Arbitration Act shall govern the interpretation and application of this Agreement.

5.	This Article shall survive termination of this Agreement.

6.	Submission of a matter to arbitration shall be condition precedent to any right to seek injunctive or other provisional relief pending the arbitration of a matter subject to arbitration pursuant to this Agreement. In any legal proceeding the laws of the State of New York will govern.

Article	XXI: Inspection of Records

The Guardian shall have the right at any reasonable time to inspect, at the office of the ceding company, all books and documents relating to any reinsurance under this Agreement.

Article XXII: Parties to the Agreement

This agreement is solely between the ceding company and The Guardian. The acceptance of risks under this Agreement shall create no right or legal relationship between The Guardian and the insured, owner or beneficiary of any insurance policy or contract of the ceding company.

Article XXIII: Agreement

This agreement shall constitute the entire agreement between the parties with respect to reinsuring business under this agreement. There are no understandings between the parties other than those expressed in the agreement.

Any change or modification to the agreement shall be made by amendment to the agreement and signed by both parties.

Article XXIV: Duration of Agreement

This agreement shall have the effective date shown on the Specifications Page and shall be unlimited in duration. It may be terminated at any time, insofar as it pertains to the handling of subsequent new business, by either party giving three months notice of termination in writing. The Guardian shall continue to accept new business during the three month period and shall continue to be liable on all in force reinsurance granted under this agreement until the termination or expiry of the insurance reinsured.

Article XXV: Execution of Agreement

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed in duplicate on the dates shown below.

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

By	/s/ Charles G. Fisher	By	/s/ Frank L. Pepe
Title	Vice President & Actuary	Title	VP & Controller

Date 12/18/95		Date 12/18/95

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

By	/s/ Tom Baker	By	/s/ Frank Sorrentino
Title	Vice President & Life Actuary	Title	Senior Vice President, Life Insurance

Date 12/14/95		Date 12/14/95

EXHIBIT A

PLANS COVERED UNDER THIS AGREEMENT

Plan Name	Description
Park Avenue Life (PAL)	Variable Life and associated Term, Waiver of Premium Benefit and Accidental Death Benefit Riders

Variable Universal Life (VUL)	Variable Universal Life and associated Term, Waiver of Premium Benefit and Accidental Death Benefit riders

Survivorship VUL (SVUL)	Survivorship Variable Universal Life and associated Term Riders

COLI VUL	Corporate Owned Variable Universal Life and associated Term Riders

REVISION 11 - effective 8/1/2008

EXHIBIT B

CEDING COMPANY’S SCHEDULE OF RETENTION LIMITS

FOR PRODUCTS ISSUED BY THE SPECIALTY LIFE BUSINESS UNIT

EFFECTIVE: July 1, 2002

APPLICABLE COVERAGE		RETENTION
10% of each policy up to the per life Maximums shown below:

1.	Basic Individual Life

	Standard risks through Table 4 Substandard - Issue Age < 76	$1,000,000
	Standard risks through Table 4 Substandard - Issue Age < 75	$500,000
	Table 5 Substandard and worse	$500,000
	Maximum on Aviation risks	$500,000
	Life Retention Corridor	$400,000

2.	Accidental Death Benefit	$100,000

3.	Waiver of Premium	$600,000

	Waiver of Premium Corridor	$100,000

NOTES:

Reinsurance amounts in excess of 90% will be covered under Agreement 3002 between the ceding company and The Guardian.

The Life Retention Corridor allows the company to retain risk in excess of its full retention level in order to accommodate increasing benefit coverages, business the company issues as part of a guaranteed or simplified issue program, minimum cession size, or business for which it is impractical to check against other retention.

The Waiver of Premium Corridor is available for underwriter’s discretionary use.

The Term Insurance Percentage Retained applies up to a maximum of our full retention.

REVISION 7 - effective 7/1/02

EXHIBIT C

AUTOMATIC AND JUMBO LIMITS

AUTOMATIC LIMITS ON BUSINESS CEDED TO THE GUARDIAN

1.	Life:

90% of each policy up to the following maximums.

On non-aviation risks:

Ages	Preferred - Class 4	Class 5 - 16
0 - 15	$9,000,000	$4,500,000
16 - 70	13,500,000	8,500,000
71 - 75	9,000,000	2,500,000
Over 75	2,500,000	2,500,000

On aviation risks: The lower of $7,500,000 or the limit for non-aviation risks.

2.	Disability Waiver of Premium and Payor Benefits:

90% of each policy up to a maximum of $3,000,000.

3.	Accidental Death Benefits:

90% of each policy up to a maximum of $500,000 in all companies.

JUMBO LIMITS

The ceding company shall not cede automatically to The Guardian any risk on an individual life if the all company amount of Life Insurance in force plus the amount applied for exceeds the following:

Ages	Preferred - Class 4	Class 5 - 16
0 - 15	$10,000,000	$5,000,000
16 - 70	15,000,000	10,000,000
71- 75	10,000,000	2,750,000
Over 75	2,750,000	2,750,000

REVISION 2 - effective 1/1/97

EXHIBIT D

ALLOWANCE SCHEDULE

	First Year Premium	Renewal Premium
PAL95	97.0%	16.7%
PAL97	111.0%	16.7%
PAL2000	150.0%	19.0%
VUL	67.0%	16.7%
Millennium Series - S/VUL	152.0%	17.0%
2005 Series FS VUL	170.0%	17.0%
2008 Series 2001 CSO FS VUL	100.0%	21.0%
2008 Series COLI VUL	55.0%	11.5%
2013 Series FS VUL III	100.0%	18.0%

Unscheduled/excess premium
2013 Series FS VUL III	7.0%	7.0%
COLI VUL	10.0%	10.0%
All Other Plans	6.0%	6.0%

Guardian reserves the right to provide lower allowances on reinsurance amounts in excess of $8,000,000.

REVISION 12 - effective 8/1/13

EXHIBIT E

MODIFIED COINSURANCE RESERVE ADJUSTMENT

The ceding company shall establish and maintain life reserves on the policies reinsured under this agreement. The Guardian shall share in these reserves by means of a modified coinsurance reserve adjustment (MRA).

The Annual MRA shall be computed by deducting (a) the reserves on December 31st of the preceding calendar year on the portions of the policies reinsured under the terms of this contract, with one year’s interest as defined below from (b) the reserves on December 31st of the current calendar year on the portions of the policies reinsured on that date.

Reserves in the mean reserve adjustment refer to the general account and separate account fund balances.

The interest in the MRA calculation is defined as the investment earnings credited to the funds.

The monthly MRA shall be estimated.

REVISION 1 - effective 9/30/96

EXHIBIT F

REPORTING REQUIREMENTS

EXHIBIT F - 1

Ceding Company: The Guardian Insurance and Annuity Company, Inc.

Reinsurer: The Guardian Life Insurance Company of America

Summary Monthly Report

For                     , 19

First Year Life Premiums		________________
Scheduled	_____________
Unscheduled	_____________
General Account	_____________
First Year Disability Premiums		+_______________
First Year Accidental Death Benefit Premiums		+_______________
Renewal Life Premiums		+_______________
Scheduled	_____________
Unscheduled	_____________
General Account	_____________
Renewal Disability Premiums		+_______________
Renewal Accidental Death Benefit Premiums		+_______________
First Year Allowances		-_______________
Renewal Allowances		-_______________
Cash Value Payments		-_______________
Death Claims Payments		-_______________
Interest on Death Claims		-_______________
Claim Expense Reimbursements		-_______________
Disability Claim Payments		-_______________
Mean Reserve Adjustment		_______________
Reserve interest	+____________
Reserve increase	-____________
Total Amount due The Guardian or (ceding company)		_______________

REVISION 2 - effective 1/1/97

EXHIBIT F - 2

Ceding Company: The Guardian Insurance and Annuity Company, Inc.

Reinsurer: The Guardian Life Insurance Company of America

Policy Exhibit for                      , 19

Current Period

	Number of Policies	Amount of Reinsurance
In-force Beg. of Period
Paid For
Revivals
Other Increases
Total Increases
Deaths
Recaptures
Expiries
Surrenders
Lapses
Conversions
Other Decreases
Total Decreases

In-Force End of Period

Year-to-Date

	Number of Policies	Amount of Reinsurance
In-force Beg. of Year
Paid For
Revivals
Other Increases
Total Increases
Deaths
Recaptures
Expiries
Surrenders
Lapses
Conversions
Other Decreases
Total Decreases

In-Force End of Year

EXHIBIT F - 3

Ceding Company: The Guardian Insurance and Annuity Company, Inc.

Reinsurer: The Guardian Life Insurance Company of America

Quarterly Reserve Report for Reserve Credit Taken

Reserves as of                              , 19

I.	Statutory Reserves

Coverage	Reserve Basis	Reinsurance Amount	Reserve
Life	__________________	__________________	__________________
(Show table and flat extra separately)	__________________	__________________	__________________
Life Subtotal		__________________	__________________

Waiver of Premium	__________________	__________________	__________________
W/P Subtotal		__________________	__________________

Accidental Death	__________________	__________________	__________________
ADB Subtotal		__________________	__________________
Miscellaneous			__________________
(by type: Pre and Post Term			__________________
Conversion, etc.)			__________________
Grand Total			__________________

II.	Tax Reserves

Coverage	Reserve Basis	Reinsurance Amount	Reserve
Life	__________________	__________________	__________________
(mortality table extras only)	__________________	__________________	__________________
Life Total			__________________

REVISION 2 - effective 1/1/97